Exhibit 10.1

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 7, 2005 AMONG GLOBAL EPOINT, INC., ASTROPHYSICS, INC. AND JOHN PAN TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SECURED PROMISSORY NOTE

June 7, 2005

For Value Received, Astrophysics, Inc., a California corporation (“Borrower”), hereby unconditionally promises to pay to the order of Global ePoint, Inc., a Nevada corporation (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal amount of the advances shown on Schedule I attached hereto (the “Loans”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

This Promissory Note is the Note referred to in and is executed and delivered in connection with that certain Security Agreement dated as of even date herewith and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”). This Promissory Note is the Note referred to in and is executed and delivered in connection with that certain Letter of Intent, of even date herewith, by and among Lender and Borrower (the “Letter of Intent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Letter of Intent.

1. Principal Repayment. The outstanding principal amount of the Loans shall be due and payable on the earlier to occur of: (a) a “Corporate Transaction” (as defined below); or (b) the thirtieth day following any termination of the Letter of Intent unless the termination of the Letter of Intent is the direct result of Lender’s failure to use good faith efforts to execute the Definitive Agreements, (c) if the Lender and Borrower enter into the Definitive Agreements prior to the termination of the Letter of Intent, the thirtieth day following any termination of the Definitive Agreements unless the termination of the Definitive Agreements is the direct result of Lender’s failure to use good faith efforts to close the transactions contemplated by the Definitive Agreements or (d) November 30, 2005 (as applicable, the “Maturity Date”). As used herein, the term “Corporate Transaction” shall mean the execution by Borrower of any letter of intent or similar document or any contract (other than that the Letter of Intent or the Definitive Agreements referred to therein, between Borrower and Lender) contemplating or otherwise relating to: (i) any sale, lease, license or other transfer or disposition of any of the assets of Borrower, including but not limited to Borrower’s intellectual property; (ii) any merger, consolidation, reorganization or recapitalization (or similar transaction or series of transactions) involving Borrower; or (iii) any sale or exchange of outstanding shares (or similar transaction or series of transactions) in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation thereof retain stock representing at least 50% of the outstanding voting power of the surviving corporation of such transaction or series of related transactions.

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount of each Loan from the date of the Loan as shown on Schedule I attached hereto until payment thereof in full, which interest shall be payable at the rate of ten percent (10.0%) per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall be due and payable, along with the outstanding principal amount of the Loans, on the Maturity Date.

3. Place of Payment. All amounts payable hereunder shall be payable at such place as Lender shall designate in writing.

4. Application of Payments. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

5. Secured Note. The full amount of this Note is secured by the Collateral identified and described as security therefor in the Security Agreement executed by and delivered by Borrower to Lender. Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

6. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

(d) An “Event of Default” under the Security Agreement.

Upon the occurrence of an Event of Default pursuant to clause (a) or (d) hereunder unless such Event of Default is not cured within five (5) business days after written notice thereof to Borrower, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately due, payable and collectible by Lender pursuant to applicable law. Upon the occurrence of an Event of Default pursuant to clause (b) or (c) above, all unpaid principal, accrued interest and other amounts owing hereunder shall automatically be immediately due, payable and collectible by Lender pursuant to applicable law.

7. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof, provided that Borrower shall not assign its obligations under this Note without prior written consent of Lender, to be granted or withheld in Lender’s sole and absolute discretion.

BORROWER:		Accepted:

LENDER:
Astrophysics, Inc.,
a California corporation		Global ePoint, Inc, a Nevada corporation

By:	/s/ François Zayek	By:	/s/ Toresa Lou
	Francois Zayek, Chief Executive Officer		Toresa Lou, Chief Executive Officer

SCHEDULE I

Date	Amount of Advances	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By
June 7, 2005	$500,000